                            PACIFIC MULTIMEDIA, INC.

                    SHAREHOLDERS OF PEARL FINANCIAL SERVICES,
                                      INC.

                         AGREEMENT AND PLAN OF EXCHANGE



                           Dated as of _________, 1997

                         AGREEMENT AND PLAN OF EXCHANGE

     This Agreement and Plan of Exchange, dated _______, 1997 (this "AGREEMENT") is between Pacific MultiMedia, Inc., a Washington corporation ("COMPANY"), and each of the shareholders of Pearl Financial Services, Inc., a Washington corporation ("PEARL") (collectively, "SHAREHOLDERS").

                                    RECITALS

     A. The board of directors and shareholders of PEARL have consented to a transaction whereby all of the shares of common stock of PEARL, no par value per share (the "PEARL SHARES"), will be exchanged for shares of common stock of the COMPANY, no par value per share (the "COMPANY SHARES"), and up to One Million Dollars ($1,000,000.00) in cash, as provided for in this Agreement;

     B. The board of directors and shareholders of the COMPANY have consented to the transactions contemplated by Recital A, as further described in this Agreement.

     INTENDING TO BE LEGALLY BOUND, and in consideration of the promises and the mutual representations, warranties, covenants and agreements contained herein, COMPANY and the Shareholders hereby agree as follows:

                                    AGREEMENT

                                    ARTICLE 1

                                  THE EXCHANGE


     1.1 EFFECTIVE TIME OF THE EXCHANGE. Subject to the provisions of this Agreement, shareholders of PEARL will exchange all of their PEARL Shares for COMPANY Shares (the "EXCHANGE"). The Exchange shall become effective pursuant to Section 23B.01.230 of the Washington Business Corporation Act as of
5:00 p.m., Pacific time on the date (the "EFFECTIVE TIME") the requisite Articles of Exchange pursuant to RCW 23B.11.050 and a Plan of Exchange are filed with the Secretary of State of the State of Washington.

     1.2 EFFECTS OF THE EXCHANGE. At the Effective Time: (i) all issued and outstanding PEARL Shares shall become the property of the COMPANY, and all PEARL shareholders shall become shareholders of the COMPANY. The Exchange shall have the effects set forth in RCW 23B.11.060 and all other applicable laws.

     1.3 CONVERSION OF PEARL SHARES. At the Effective Time: holders of common stock of PEARL will be entitled to receive either (i) one share of Common Stock of COMPANY for every 3.4274 shares of common stock of PEARL so exchanged, or
(ii) One Dollar ($1.00) in
cash for each share of common stock of PEARL so exchanged up to a maximum aggregate cash payment by COMPANY of One Million Dollars ($1,000,000.00), or
(iii) a combination of cash and shares of Common Stock of COMPANY based on the foregoing exchange rates (collectively referred to herein as the "Exchange Consideration"). Based on the number of shares of common stock of PEARL currently outstanding and assuming holders of such stock elect to receive the maximum cash consideration in connection with the Exchange, the COMPANY will issue 3,350,000 shares of its Common Stock as Exchange Consideration (in addition to One Million Dollars ($1,000,000.00) cash consideration). In the event that holders of more than one million (1,000,000) shares of PEARL elect to receive cash rather than shares of Common Stock of the COMPANY, such holders will receive a pro rata allocation of the maximum One Million Dollars ($1,000,000.00) cash proceeds based on their relative ownership interest in PEARL

     1.4 DISSENTER'S RIGHTS. Any holder of PEARL Shares that are outstanding on the record date for the determination of the PEARL shareholders entitled to vote for or against the Exchange who did not vote such shares in favor of the Exchange, or sign and deliver a written consent thereto with respect to such shares (the PEARL Shares then outstanding that are not thus voted or as to which such consents are not signed and delivered are referred to as "ELIGIBLE DISSENTING SHARES"), will be entitled to exercise dissenters' rights pursuant to RCW 23B.13.010 through 23B.13.280 ("CHAPTER 13") with respect to such Eligible Dissenting Shares, provided that such holder meets all the requirements of Chapter 13 with respect to such shares.

     1.5 FRACTIONAL SHARES. No fractional COMPANY Shares will be issued in the Exchange. In lieu of such issuance, all COMPANY Shares issued to the PEARL shareholders pursuant to the terms of this Agreement shall be rounded to the closest whole COMPANY Share.

     1.6 DELIVERY OF CERTIFICATES. Each holder of a certificate or certificates representing PEARL Shares shall surrender such certificates to COMPANY together with such duly executed documentation as may be reasonably required by COMPANY to effect a transfer of such shares, and upon such surrender each holder shall be entitled to receive a certificate or certificates for the applicable number of COMPANY Shares calculated pursuant to Section 1.3.

     1.7 TAX-FREE REORGANIZATION. The Exchange is intended to be a "REORGANIZATION" within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "CODE"), and this Agreement is intended to constitute a "PLAN OF REORGANIZATION" within the meaning of the regulations promulgated under
Section 368 of the Code.

                                    ARTICLE 2
                                     CLOSING

     The closing of the Exchange (the "CLOSING") will take place at 10:00 a.m., Pacific time, as soon as practicable after satisfaction or waiver of the last to be fulfilled of the conditions set forth in Article 5 that by their terms are not to occur at the Closing (the "CLOSING DATE"), at the offices of Preston Gates & Ellis LLP, Seattle, Washington, unless another date or place is agreed to by the parties to this Agreement.

                                    ARTICLE 3
                         REPRESENTATIONS AND WARRANTIES


     3.1 REPRESENTATIONS AND WARRANTIES OF COMPANY. COMPANY represents and warrants to the Shareholders as follows:

          3.1.1 ORGANIZATION, STANDING AND POWER. COMPANY is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington, has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, and is duly qualified and in good standing to do business in the State of Washington and each jurisdiction in which a failure to so qualify would have a material adverse effect on COMPANY.

          3.1.2 CAPITAL STRUCTURE. The authorized capital stock of COMPANY consists of twenty-five million (25,000,000) COMPANY Shares. As of the date hereof: five million (5,000,000) COMPANY Shares are issued and outstanding.
All outstanding COMPANY Shares are validly issued, fully paid, nonassessable and not subject to any preemptive rights, or to any agreement to which COMPANY is a party or by which COMPANY may be bound. There are not any options, warrants, calls, conversion rights, commitments, agreements, contracts, understandings, restrictions, arrangements or rights of any character to which COMPANY is a party or by which COMPANY may be bound obligating COMPANY to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of COMPANY, or obligating COMPANY to grant, extend or enter into any such option, warrant, call, conversion right, commitment, agreement, contract, understanding, restriction, arrangement or right. COMPANY does not have outstanding indebtedness the holders of which have the right to vote (or convertible or exercisable into securities having the right to vote) with holders of COMPANY Shares on any matter.

          3.1.3 AUTHORITY. The execution, delivery, and performance of this Agreement by COMPANY has been duly authorized by all necessary corporate action on the part of COMPANY and no other corporate proceedings on the part of COMPANY are necessary to authorize this Agreement or to consummate the transactions so contemplated.

          3.1.4 COMPLIANCE WITH LAWS AND OTHER INSTRUMENTS. COMPANY holds all licenses, permits, and authorizations from all governmental entities (as defined below) necessary for the lawful conduct of its business pursuant to, and COMPANY is in compliance with all applicable statutes, laws, ordinances, rules, and regulations of all such authorities having jurisdiction over it or any part of its assets and operations, excepting, however, when such failure to hold would not have a material adverse effect on COMPANY. There are no violations or claimed violations known by COMPANY of any such license, permit, or authorization or any such statute, law, ordinance, rule or regulation that would have a material adverse effect on COMPANY. Neither the execution and delivery of this Agreement by COMPANY nor the performance by COMPANY of its obligations under this Agreement will violate any provision of laws applicable to COMPANY, or will conflict with, result in the breach of any of the terms or conditions of, constitute a breach of any of the terms or conditions of, constitute a default under, permit any party to accelerate any right under, renegotiate, or terminate, require consent, approval, or waiver by any party under, or result in the creation of any lien, charge, encumbrance, or restriction upon any of the properties or assets of COMPANY pursuant to any agreement, indenture, mortgage, license, permit, or other instrument of any kind to which COMPANY is a party or by which COMPANY or any of its assets is bound or affected.

          3.1.5 RELIANCE. The foregoing representations and warranties are made by COMPANY with the knowledge and expectation that the Shareholders are placing reliance thereon.

     3.2 REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS. Each of the Shareholders represents and warrants to COMPANY as follows:

          3.2.1 AUTHORITY. The execution, delivery, and performance of this Agreement by the Shareholders has been duly authorized by all necessary action on the part of PEARL and, pursuant to the Articles of Incorporation and Bylaws of PEARL and Washington law, no other proceedings on the part of PEARL are necessary to authorize this Agreement or to consummate the transactions contemplated herein. Each of the Shareholders has duly and validly executed and delivered this Agreement, and, assuming the due authorization, execution and delivery by COMPANY, this Agreement constitutes a valid, binding, and enforceable obligation of each of the Shareholders in accordance with its terms. Each of the Shareholders has the full power and authority to enter into this Agreement and the transactions contemplated herein.

          3.2.2 OWNERSHIP OF INTEREST. Each of the Shareholders owns his shareholder interest in PEARL, and such ownership is not subject to any lien, pledge, encumbrance or other restriction on ownership under applicable laws.

          3.2.3 RELIANCE. The foregoing representations and warranties are made by the Shareholders with the knowledge and expectation that COMPANY is placing reliance thereon.

                                    ARTICLE 4
                                   COVENANTS

     4.1 COVENANTS OF COMPANY. During the period from the date of this Agreement (except as otherwise indicated) and continuing until the earlier of the termination of this Agreement or the Effective Time (or later where so indicated), COMPANY agrees that:

          4.1.1 ORDINARY COURSE. COMPANY will carry on its business in the ordinary course and will use reasonable efforts consistent with past practice and policies to: (i) preserve intact its business and (ii) keep available the services of its present officers, consultants, and employees and preserve its relationships with customers, suppliers, distributors and others having business dealings with it.

          4.1.2 BREACH OF REPRESENTATIONS AND WARRANTIES. COMPANY will not take any action that would cause or constitute a breach of any of the representations and warranties set forth in Section 3.1 or that would cause any of such representations and warranties to be inaccurate in any material respect.

          4.1.3 CONSENTS. COMPANY will promptly apply for or otherwise seek, and use its best efforts to obtain, all consents and approvals, and make all filings, required with respect to the consummation of the Exchange.

          4.1.4 BEST EFFORTS. COMPANY will use its best efforts to complete the transactions contemplated by this Agreement and to fulfill and cause to be fulfilled the conditions to Closing under this Agreement.

     4.2 COVENANTS OF THE SHAREHOLDERS. During the period from the date of this Agreement (except as otherwise indicated) and continuing until the earlier of the termination of this Agreement or the Effective Time (or later where so indicated), each of the Shareholders agrees that:

          4.2.1 ORDINARY COURSE. The Shareholders will use best efforts to cause PEARL to carry on its business in the ordinary course and use reasonable efforts consistent with past practice and policies to: (i) preserve intact its business and (ii) keep available the services of its present employees and consultants and preserve its relationships with customers, suppliers, distributors and others having business dealings with it.]

          4.2.2 BREACH OF REPRESENTATIONS AND WARRANTIES. None of the Shareholders will take any action that would cause or constitute a breach of any of the representations and warranties set forth in Section 3.2 or that would cause any of such representations and warranties to be inaccurate in any material respect.

          4.2.3 BEST EFFORTS. The Shareholders will use their best efforts to complete the transactions contemplated by this Agreement and to fulfill and cause to be fulfilled the conditions to Closing under this Agreement.

                                    ARTICLE 5
                              CONDITIONS PRECEDENT

     The respective obligation of each party to complete the Exchange shall be subject to the satisfaction prior to the Closing Date of the following conditions:

     5.1 CONSENT OF BOARD OF DIRECTORS AND SHAREHOLDERS. The obligations of the COMPANY and the Shareholders under this Agreement are subject to the delivery by the COMPANY and PEARL of all necessary consents (or certified minutes of meetings) of the Board of Directors and Shareholders of the COMPANY and PEARL that authorize the transactions contemplated by this Agreement ("ENTITY CONSENTS"). A list of the required Entity Consents is set forth at Schedule ____ attached.

     5.2 NO RESTRAINTS. No statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any United States court or governmental entity of competent jurisdiction which enjoins or prohibits the consummation of the Exchange shall be in effect.

     5.3 CONSENTS. The COMPANY shall have received duly executed copies of all third-party consents, approvals, assignments, waivers, authorizations or other certificates (collectively, the "THIRD PARTY CONSENTS")" reasonably deemed necessary to provide for the continuation in full force and effect of any and all material contracts and leases of PEARL and for the COMPANY to consummate the transactions contemplated hereby in form and substance reasonably satisfactory to the COMPANY, except for such thereof as the COMPANY and PEARL shall have agreed in writing shall not be obtained. A list of the required Third-Party Consents is set forth on Schedule ____ attached.

                                    ARTICLE 6
                                  MISCELLANEOUS

     6.1 ENTIRE AGREEMENT; AMENDMENTS. This Agreement and the schedules and exhibits attached and incorporated by reference herein collectively embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, than may have related to the subject matter hereof in any way. This Agreement may be amended only by an instrument executed by each of the parties.

     6.2 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

     6.3 SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

     6.4 GOVERNING LAW. All questions concerning the construction, validity and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by the internal law, and not the law of conflicts, of the State of Washington.

     6.5 CAPTIONS. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

     6.6 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.

                SIGNATURE PAGE - AGREEMENT AND PLAN OF EXCHANGE


     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Pacific MultiMedia, Inc., a Washington
corporation



By
   ------------------------


Shareholders of Pearl Financial
Services, Inc., a Washington
corporation




Exhibits and Schedules:

     Schedule ___List of Entity Consents
     Schedule ___List of Third Party Consents